Exhibit 8.1

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Davis Polk & Wardwell LLP	212 450 4000 tel
450 Lexington Avenue	212 701 5800 fax
New York, NY 10017

March 2, 2011

Ally Financial Inc.

200 Renaissance Center

Detroit, Michigan 48265

GMAC Capital Trust I

c/o Ally Financial Inc.

200 Renaissance Center

Detroit, Michigan 48265

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Ally Financial Inc, a Delaware corporation (the “Company”), in connection with the public offering by the United States Department of the Treasury of 106,680,000 of 8.125% Series 2 Fixed Rate/Floating Rate Trust Preferred Securities (liquidation amount $25 per trust preferred security) (the “Series 2 Trust Preferred Securities”) of GMAC Capital Trust I, a Delaware statutory trust (the “Trust”).

The assets of the Trust consist of $2,747,010,000 aggregate principal amount of 8.125% Fixed Rate/Floating Rate Junior Subordinated Deferrable Interest Debentures due 2040 (the “Series 2 Debentures”) of the Company. The Series 2 Debentures are the only assets designated to Series 2 of the Trust (“Series 2”).

This opinion is being furnished to you in accordance with the requirements of Item 60l(b)(8) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”).

In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

(a)	post-effective amendment no. 1 to the registration statement on Form S-3 (Registration No. 333-165608) of the Company and the Trust relating to the Series 2 Trust Preferred Securities filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act (the “Registration Statement”);

(b)	the preliminary prospectus, dated March 1, 2011, relating to the Series 2 Trust Preferred Securities and the Series 2 Debentures in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations (the “Prospectus”);

(c)	such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

Our opinion is conditioned upon the initial and continuing accuracy of the documents, certificates and records referred to above. We have also assumed that the transactions related to the offering of the Series 2 Trust Preferred Securities will be consummated in the manner contemplated by the Prospectus.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed, electronic, or photostatic copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party has, or will have, the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by each party indicated in the documents, and that such documents constitute, or will constitute, valid and binding obligations of each party.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time, possibly with retroactive effect. A change in the authorities or the accuracy or completeness of any of the information, documents, certificates, records or assumptions on which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations contained herein, we are of the opinion that under current United States federal income tax law:

1.	while there is no authority directly on point and the issue is not free from doubt, the Series 2 Debentures designated to Series 2 will be classified for United States federal income tax purposes as indebtedness of the Company;

2.	the Trust or Series 2 (as applicable) will be classified, for United States federal income tax purposes, as either a grantor trust or a partnership, and not as an entity taxable as a corporation; and

3.	although the discussion set forth in the Prospectus under the heading “United States Federal Income Tax Considerations” does not purport to discuss all possible United

States federal income tax consequences of the ownership and disposition of the Series 2 Trust Preferred Securities, subject to the qualifications, exceptions, assumptions and limitations set forth therein, that discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences described therein.

Except as set forth above, we express no other opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the ownership and disposition of the Series 2 Trust Preferred Securities or of any transaction related thereto. These opinions are expressed as of the date of effectiveness of the Registration Statement, and we are under no obligation to supplement or revise our opinions to reflect any legal developments or factual matters arising subsequent to such date or the impact of any information, document, certificate, record or assumption relied upon herein that becomes incorrect or untrue. We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus and the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

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